UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2013

OHIO LEGACY CORP.

(Exact name of registrant as specified in its charter)

Ohio	000-31673	34-1903890
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

600 South Main Street, North Canton, Ohio	44720
(Address of principal executive offices)	(Zip Code)

(330) 499-1900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On February 1, 2013, Premier Bank & Trust, National Association (“Premier”) located in North Canton, Ohio and a wholly-owned subsidiary of Ohio Legacy Corp. (“Ohio Legacy”), entered into a Branch Office Purchase and Assumption Agreement (the “Agreement”), with First National Bank, N.A. located in Orrville, Ohio (“FNB”), and a wholly owned subsidiary of National Bancshares Corporation and with NBOH Properties, LLC, an Ohio limited liability company, for the purchase of certain assets and the assumption of certain liabilities of FNB’s Fairlawn branch located at 3085 West Market Street, Akron, Ohio. Under the terms of the Agreement, Premier will purchase $10 million to $12 million in loans and will assume $13 million to $16 million in deposits. Premier will pay a deposit premium of approximately 5.25% based on the average amount of assumed deposits during a specified period prior to the closing, with a minimum premium of $682,500. Premier will also purchase real estate owned by NBOH Properties, LLC for $1.1 million and other assets including fixtures and equipment associated with the branch location.

The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the second quarter of 2013. On February 4, 2013, Premier and FNB issued a joint press release announcing the transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	– (c). Not applicable

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 4, 2013 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ohio Legacy Corp.

By:	/s/ Rick L. Hull
Rick L. Hull President and Chief Executive Officer .

Date: February 4, 2013